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Exhibit 99
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[LOGO]                   FLOUR CITY INTERNATIONAL, INC.
                915 RIVERVIEW DRIVE, SUITE 1 - JOHNSON CITY, TN  37601


 AT THE COMPANY:                               INVESTOR RELATIONS:
 Robert O. Bruce                               Harvey A. Goralnick
 Chief Financial Officer                       FOCUS Partners LLC
 (423) 928-2724 x505                           (212) 752-9445
 robruce@flourcity.com                         info@focuspartners.com

FLOUR CITY NAMES ROBERT 0. BRUCE CHIEF FINANCIAL OFFICER

JOHNSON CITY, TN, SEPTEMBER 4, 1998 - FLOUR CITY INTERNATIONAL, INC. (NASDAQ:
FCIN), a worldwide leader in the design, fabrication and installation of custom exterior wall systems, today announced the appointment of Robert 0. Bruce as Chief Financial Officer.

Mr. Bruce was Controller of Flour City Architectural Metals, Inc. since May of 1998. From 1977 to 1997 he was with Westinghouse Electric Corporation in various financial capacities in Pittsburgh, Buffalo and Abingdon, VA. Prior to joining Westinghouse he was a CPA with Price Waterhouse in Miami and Ft. Lauderdale, FL and served with the United States Air Force from 1966 to 1970 in the US and Thailand. A Certified Public Accountant in Pennsylvania and a member of the American, Pennsylvania and Tennessee Societies of Certified Public Accountants, Mr. Bruce received both a bachelor's degree in Accounting and a Masters degree in Business Administration from Florida State University.

Mr. Bruce succeeds Thomas P. Scully, who served as Interim Chief Financial Officer and who will continue as a consultant to management.

Michael J. Russo, President and Chief Executive Officer stated, "We are pleased that Robert will help Flour City build on its strong performance and industry leadership into the new century, and we look forward to working with him in his new capacity as CFO."

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Flour City International, Inc. is a worldwide leader in the design, fabrication and installation of custom exterior wall systems used in the construction of a wide range of commercial and governmental buildings. The Company works closely with architects, general contractors and owners/developers in the development and construction of highly recognizable mid-rise and high-rise office buildings, public-use buildings such as courthouses and airport terminals, and other well-known landmark buildings and uniquely designed structures.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY AND ARE MADE IN RELIANCE ON THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO DOWNTURNS IN ONE OR MORE SEGMENTS OF THE CONSTRUCTION INDUSTRY; CHANGES IN ECONOMIC CONDITIONS; DELAYS, CANCELLATIONS, OR THE COMPANY'S FAILURE TO OBTAIN MAJOR PROJECTS OR REPLACE COMPLETED OR NEARLY COMPLETED PROJECTS AND COMPETITION. OTHER FACTORS ARE DISCUSSED MORE FULLY IN FLOUR CITY'S FILINGS WITH THE SEC.


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